                                                                    EXHIBIT 6(n)

                                  [AXYN LOGO]


                                                            Monday, May 24, 1999


The Board of Directors
AXYN Corporation
#201-338 Montreal Road
Vanier, Ontario  K1L 6B3
Canada

RE:               VALUATION FOR AXYN TECHNOLOGIES CORPORATION

Dear Sirs:

AXYN Technologies ("TECH") was created on June 18, 1998 by the founding partners of AXYN Corporation as a Delaware corporation. Since initial operations were expected to be supported by AXYN Canada, the founders left TECH as a private company expecting that when sufficient business plans and opportunities had been developed that TECH would be integrated into AXYN Corporation. AXYN Canada has become more focused on its Canadian operations and its ability to support the US operation is limited. The Board recognized that TECH must be integrated into AXYN Corporation ("CORP") if it is to meet expected targets for significant growth coming from the US and the need to focus more attention specifically on getting the US business into the AXYN group of companies. In completing the integration into AXYN (we all appreciate that we have been operating AXYN Technologies as though it was part of the AXYN group) we need to provide supporting information for the valuation established by the Board of AXYN Corporation.

The purpose of this letter is to look at potential valuation issues and to put forth a strong rationale for undertaking the acquisition at this time.

The Board determined that the transaction was an all share exchange to provide "outside" investors with immediate 144 treasury shares in AXYN Corporation and to limit the founders to a more restrictive share structure recognizing that they have the most to gain. This structure should allow the other non-insider shareholders to have an earlier opportunity to exit AXYN if that is their choice.

Thus the Board established that:

1. One million shares (of the 5 million issued) in TECH held by non-insiders would be converted 1:1 for treasury shares in CORP;

2. The insiders, who hold the remaining 4,000,000 shares in TECH, would convert these shares into CORP Convertible Preferred Shares ("CPS"). The 4,000,000 TECH shares held are to be converted into 500,000 CPS shares and these CPS shares would have conversion rights of 1 CPS for 3 common shares not convertible prior to December 31, 2003. Thus the insiders are reducing their holding from 4,000,000 common shares in TECH to 1,500,000 common shares in CORP on a fully diluted basis; and

3. In return AXYN Corporation agrees to take over existing shareholder loans, by the insiders with terms equivalent to other insider loan arrangements in CORP. The loans are approx.


AXYN CORPORATION                                                    www.axyn.com
--------------------------------------------------------------------------------
201-338 Montreal Road, Vanier, Ontario Canada K1L 6B3        Tel: (613) 564-2996
                                                             Fax: (613) 742-6068

     $467,924 USD and represent start-up costs, payroll and benefits and contract delivery costs during the first 12 months of operations of AXYN Technologies.

Initial valuations were tied to share price, effective contribution margin from US based business and the value of its assets. The table below summarizes the trading details during the period December 1, 1998 through to May 21, 1999. A more detailed listing is provided at ANNEX A - AXYN Corporation Historical Stock Performance.

        ------------------------------------------------------------------------
          ITEM          DATE      OPEN       HI       LOW     CLOSE     VOLUME
        ------------------------------------------------------------------------
          WEEKLY AVERAGES        1.5529    1.7223    1.321    1.5144    63,032
        ------------------------------------------------------------------------


COMMON SHARE VALUATION

In determining a fair market value of AXYN 1,000,000 common shares, AXYN has used the average closing trading price of $1.5144 USD for the period from December 1, 1998 through to May 20, 1999 for the AXYN Corporation shares to calculate the value of the shares being offered to TECH. Based on this value, offering 1,000,000 common shares of AXYN would be valued at $1.5144M USD for free trading shares today. Since these shares are 144 shares under the US Securities definition, the shares must be held for a minimum of 12 months before they can be traded. AXYN has further discounted the value by 50% which represents the inherent risks to the shareholders given the nature of AXYN stock being an OTCBB stock. Thus a value of $750.K USD has been assigned to these shares for the purposes of valuation only.

CONVERTIBLE PREFERRED SHARES

The offering of 500,000 convertible preferred shares (CPS) that are not convertible prior to December 31, 2003 or out at least 4.5 years also must be valued. Putting a value on these is more difficult to determine given the timing and market volatility. Certainly the timing and uncertainty introduces significant risks and as such their value should be discounted accordingly. For these reasons a 50% discount to market was applied, as above for the common shares, and a further .36118 discount factor was applied for the effects of net present value (NPV). NPV equates to the present value of cash, if it was available today instead of having to wait 4.5 years, assuming a annual earning rate of 10% on the capital. Thus the value of the convertible preferred shares are calculated as follows:

-----------------------------------------------------------------------------------------------------------------
                              TOTAL          SHARE      DISCOUNT        EFFECTS OF         NPV        EFFECTS OF
       CPS       RATIO       COMMONS         VALUE       TO MKT          DISCOUNT        FACTOR           NPV
-----------------------------------------------------------------------------------------------------------------
     500,000      3         1,500,000       $1.5144      50.00%         $1,135,800      .36118         $725,569
-----------------------------------------------------------------------------------------------------------------

Thus, based on a 100% share exchange between AXYN Corporation and AXYN Technologies, AXYN has valued the transactions at $1.47M USD ($750,000 + $725,569 = $1.47M).

Lets now take a look at how AXYN Technologies has valued its net worth.

AXYN TECHNOLOGIES CORPORATION

The effective date of the integration of AXYN Technologies into AXYN Corporation has been established as of June 30, 1999. The US market represents the largest single target market for the sales and delivery of AXYN solutions worldwide. AXYN Technologies, under AXYN Corporation will have five (5) business units. These business units are: 1) Y2K; 2) Systems Integration; 3) Control Centres; 4) Internet/e-Commerce Services; and 5) Mobile Communications and Computing. AXYN Technologies has identified its 3-year forecast for Sales, Gross Margin and Net Contribution Margin (NCM) detailed at Annex "B". The


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                                      -3-


forecast includes low, medium and high forecasts. AXYN has used the low forecast in assessing the valuation for AXYN Technologies. The following chart summarizes the AXYN Technologies forecasts:

----------------------------------------------------------------------------------------------------------------
                                                     BUDGET          FORECAST         FORECAST
PRODUCT/SERVICE OFFERING                             FY2000           FY2001           FY2002           TOTAL
----------------------------------------------------------------------------------------------------------------
REVENUE
Y2K Products and Services                            $ 29,719      $       --      $        --      $    29,719
Systems Integration                                  $283,038      $1,797,241      $ 3,000,000      $ 5,080,279
Control Centres                                      $424,557      $2,246,551      $ 6,000,000      $ 8,671,108
Mobile Communications and Computing                  $     --      $  449,310      $ 1,000,000      $ 1,449,310
Internet Solutions                                   $     --      $  449,310      $ 1,000,000      $ 1,449,310
================================================================================================================
                                     Total Sales     $737,314      $4,942,413      $11,000,000      $16,679,726

COST OF GOODS SOLD
Y2K Products and Services                            $ 14,859                      $        --      $        --
Systems Integration                                  $226,430      $1,617,517      $ 2,700,000      $ 4,318,237
Control Centres                                      $318,418      $1,797,241      $ 4,800,000      $ 6,915,659
Mobile Communications and Computing                  $     --      $  292,052      $   650,000      $   942,052
Internet Solutions                                   $     --      $  292,052      $   650,000      $   942,052
================================================================================================================
                             Total Cost of Sales     $559,708      $3,998,861      $ 8,800,000      $13,117,999
================================================================================================================

GROSS MARGIN                                         $177,606      $  943,551      $ 2,200,000      $ 3,561,727
GROSS MARGIN %                                             24%             19%              20%              21%
INDIRECT COSTS
Labour                                               $ 29,719      $  224,655      $   400,000      $   654,374
Expenses                                             $ 38,210      $  224,655      $   400,000      $   662,865
================================================================================================================
                            Total Indirect Costs     $ 67,929      $  449,310      $   800,000      $ 1,317,239
                                 Indirect Cost %            9%              9%               7%               8%
CONTRIBUTION MARGIN                                  $109,677      $  494,241      $ 1,400,000      $ 2,244,488
CONTRIBUTION MARGIN %                                      15%             10%              13%              13%
================================================================================================================


For evaluation purposes, AXYN Technologies 3-year low FY2002 numbers were extended two additional years at 0% growth. Thus overall revenues are forecast at $38.7M with net contribution margin forecast at $5.M over the next 5 years. Using the net present value factors identified above to calculate the net contribution margin forecast value today drives a $3.3M USD NCM (NPV factors of
 .9052, .8194, .7417, .6714, .6078 for year 1 -5 respectively) value.

OTHER CONSIDERATIONS

LICENSE SOFTWARE: In establishing the US operation, AXYN Technologies was instrumental in negotiating the purchase of DateManager2000 software from The Guide Associates, located in Tampa and Denver. DateManager2000 has become one of AXYN's primary Y2K sales tools.

CUSTOMERS: AXYN Technologies has established selling channels through national contracts with: the US government, through the General Services Administration
(GSA) Supply Agreement with AXYN Technology's partner - Computer World Services
(CWS); a direct agreement for access to state, local and city governments with Public Technologies Inc. (PTI) for sales to all cities throughout the United States; a direct Supply Agreement with the State of Colorado for sales of Y2K products and services; and the World Bank contract for Y2K embedded systems services. AXYN believes that the value of these relationships will assist AXYN in future sales and market penetration. No specific value has been assigned to these relationships.

FINANCIAL RESULTS: The acquisition of Technologies using the pooling accounting method, according to US GAAP rules, allows AXYN to consolidate its operating results by combining Technologies financial results. The net effect is that the net addition to AXYN is $124,367 of revenues and an accumulated loss


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                                      -4-


of $428,845. The financial statements for AXYN Technologies are detailed at Appendix "B" to this document and are summarized in the following table:

                          ------------------------------------------
                $USD           YTD            YTD           S/H
                             REVENUES       EARNINGS       LOANS
                ----------------------------------------------------
                TECH         $124,367      $(428,845)     $467,924
                ----------------------------------------------------


The key valuation numbers for Technologies are its client base, the value of its sales forecast going forward for its five business units and the value of its licensing revenues from the sale of DateManager2000 to continental US customers and through resale agreements with other resellers in the US and Australia.

SUMMARY

In evaluating the fair market value for the acquisition of AXYN Technologies many factors come into play, as noted above. Using the 5-year low forecast, the net contribution margin to AXYN, taking into account the effects of net present values, generates a net value in excess of $3.0M USD. AXYN believes that the price of $1.47M to be a reasonable valuation.

Given that the existing Board of Directors has a vested interest in both sides of this evaluation, the Board must rely upon a fair and equitable valuation that treats all shareholders equally. Using the most conservative approaches to valuing the transaction provides such fairness.

I trust that the Board will review the approach outlined in this letter and provide supportive documentation and constructive comment with respect to these valuations. If you are in agreement please endorse this approach by signing your acknowledgement in the place indicated below. Should you have any questions or additional points and/or concerns, please forward these to the undersigned at your earliest convenience. Yours very truly,



Scott Feagan
President, AXYN Corporation

The undersigned to hereby acknowledge and agree with the valuations as set forth herein:

/s/ Robert L. Bell                          /s/ Scott Feagan
Robert L. Bell                              Scott Feagan

/s/ Chris Zawitkowski                       /s/Janusz Rydel
Chris Zawitkowski                           Janusz Rydel


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                                      -5-


                                     ANNEXES


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                                      -6-


             ANNEX A - AXYN CORPORATION HISTORICAL STOCK PERFORMANCE

-------------------------------------------------------------------------------
  ITEM          DATE         OPEN       HI        LOW      CLOSE       VOLUME
-------------------------------------------------------------------------------
    1        04-Dec-98       1.500     1.875     1.250     1.875        54,400
-------------------------------------------------------------------------------
    2        11-Dec-98       1.875     1.875     1.250     1.250        11,800
-------------------------------------------------------------------------------
    3        18-Dec-98       1.406     1.875     1.406     1.500        13,800
-------------------------------------------------------------------------------
    4        25-Dec-98       1.750     2.625     1.718     2.310       340,500
-------------------------------------------------------------------------------
    5        01-Jan-99       2.312     2.312     1.812     2.312       115,100
-------------------------------------------------------------------------------
    6        08-Jan-99       2.343     2.625     2.000     2.125        96,300
-------------------------------------------------------------------------------
    7        15-Jan-99       2.187     2.375     2.000     2.000        78,700
-------------------------------------------------------------------------------
    8        22-Jan-99       2.000     2.125     1.687     2.000        71,900
-------------------------------------------------------------------------------
    9        29-Jan-99       2.000     2.062     1.875     1.937        48,000
-------------------------------------------------------------------------------
   10        05-Feb-99       1.937     2.218     1.687     1.875       215,000
-------------------------------------------------------------------------------
   11        12-Feb-99       1.937     2.062     1.625     1.625        63,000
-------------------------------------------------------------------------------
   12        19-Feb-99       1.625     1.875     1.625     1.812        26,700
-------------------------------------------------------------------------------
   13        26-Feb-99       1.812     1.812     1.562     1.562        14,000
-------------------------------------------------------------------------------
   14        05-Mar-99       1.750     1.750     1.250     1.375        17,100
-------------------------------------------------------------------------------
   15        12-Mar-99       1.250     1.500     0.875     1.500        41,100
-------------------------------------------------------------------------------
   16        19-Mar-99       1.500     1.625     1.187     1.250        43,100
-------------------------------------------------------------------------------
   17        26-Mar-99       1.250     1.250     0.937     1.062        72,700
-------------------------------------------------------------------------------
   18        02-Apr-99       1.250     1.437     1.125     1.350        46,200
-------------------------------------------------------------------------------
   19        09-Apr-99       1.250     1.312     1.000     1.250        43,800
-------------------------------------------------------------------------------
   20        16-Apr-99       1.250     1.250     1.000     1.187        37,400
-------------------------------------------------------------------------------
   21        23-Apr-99       0.937     1.062     0.937     1.000        15,100
-------------------------------------------------------------------------------
   22        30-Apr-99       0.750     1.125     0.750     1.000        14,600
-------------------------------------------------------------------------------
   23        07-May-99       1.015     1.015     0.812     0.890        14,700
-------------------------------------------------------------------------------
   24        14-May-99       1.000     1.000     0.812     0.812        14,900
-------------------------------------------------------------------------------
   25        21-May-99       0.937     1.015     0.843     1.000        65,900
-------------------------------------------------------------------------------
  WEEKLY AVERAGES            1.5529    1.7223    1.321     1.5144       63,032
===============================================================================




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                ANNEX B - AXYN TECHNOLOGIES 3-YEAR SALES FORECAST


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                                      -8-


        ANNEX C - AXYN TECHNOLOGIES CORPORATION JUNE 30, 1999 STATEMENTS